As filed with the Securities and Exchange Commission on May 31, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VASCULAR BIOGENICS LTD.

(Exact name of registrant as specified in its charter)

Israel	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8 HaSatat St.

Modi’in

Israel 7178106

972-634-6450

(Address of Principal Executive Offices)

Employee Share Ownership and Option Plan (2014)

Inducement Plan (2022)

(Full title of the plans)

Sam Backenroth

Chief Financial Officer

VBL Inc.

1 Blue Hill Plaza, Suite 1509

Pearl River, NY 10965

(Name and address of agent for service)

845-474-8411

(Telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq. Lawrence S. Wittenberg, Esq. Marianne C. Sarrazin, Esq. Goodwin Procter LLP 100 Northern Ave Boston, MA 02210 (617) 570-1055	Yuval Horn, Adv. Keren Kanir, Adv. Horn & Co., Law Offices Amot Investments Tower 2 Weizmann St., 24th Floor Tel Aviv, Israel 6423902 972-3-637-8200

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

Explanatory Note

This Registration Statement on Form S-8 registers additional Ordinary Shares under the Registrant’s 2014 Employee Share Ownership and Option Plan (the “2014 Plan”). The aggregate number of Ordinary Shares reserved and available for issuance under the 2014 Plan is subject to an approved mechanism for annual increase each January 1, which began in January 2015, by an amount equal to 4% of the number of Ordinary Shares issued and outstanding on a fully diluted basis on the immediately preceding December 31 or such lesser number of Ordinary Shares as determined by the Administrator (as defined in the Plan). Accordingly, on January 1, 2021, the number of Ordinary Shares reserved and available for issuance under the Plan increased by 1,147,354 as was further approved by our Board of Directors in its meeting held on March 24, 2021, and on January 1, 2022, the number of Ordinary Shares reserved and available for issuance under the Plan increased by 3,337,898 as was further approved by our Board of Directors in its meeting held on December 7, 2021.

This Registration Statement registers these additional 4,485,252 Ordinary Shares. The additional Ordinary Shares are of the same class as other securities relating to the 2014 Plan for which the Registrant’s registration statement filed on Form S-8 (Registration No. 333-240995) on August 5, 2020, Form S-8 (Registration No. 333-232391) on June 27, 2019, on Form S-8 (Registration No. 333-223232) on February 26, 2018, Form S-8 (Registration No. 333-219969) on August 14, 2017, Form S-8 (Registration No. 333-210583) on April 4, 2016 and Form S-8 (Registration No. 333-202463) on March 3, 2015, is effective. The information contained in the Registrant’s registration statements on Form S-8 (Registration No. 333-240995), Form S-8 (Registration No. 333-232391), Form S-8 (Registration No. 333-223232), Form S-8 (Registration No. 333-219969), Form S-8 (Registration No. 333-210583) and Form S-8 (Registration No. 333-202463) is hereby incorporated by reference pursuant to General Instruction E.

This Registration Statement is also being filed for the purpose of registering 2,000,000 Ordinary Shares reserved and available for issuance under the Inducement Plan (2022) (the “Inducement Plan”).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents have been previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”) and are hereby incorporated by reference into this Registration Statement and shall be deemed a part hereof:

(a)	The Registrant’s Annual Report on Form 20-F for the year ended December 31, 2021, filed with the Commission on March 23, 2022;

(b)	The Registrant’s reports on Form 6-K filed with the Commission on April 26, 2022 and May 17, 2022 (with respect to Exhibits 99.2 and 99.3 only) pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(c)	The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A (File No. 001-36581) filed with the Commission on July 29, 2014, and any other amendments or reports filed for the purpose of updating such description, including Exhibit 2.3 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2021, filed with the Commission on March 23, 2022.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Under no circumstances shall any information furnished on Form 6-K be deemed incorporated herein by reference unless such Form 6-K expressly provides to the contrary.

Item 5. Interests of Named Experts and Counsel.

On the date of this registration statement, the partners and associates of Horn & Co, Law Offices, own beneficially, directly or indirectly, in the aggregate, less than 1% of the securities of the Registrant.

Item 6. Indemnification of Officer Holders (Including Directors).

Under the Israeli Companies Law 1999, or the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in the company’s articles of association. The Registrant’s articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, a company may indemnify an office holder for the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking given by the company in advance of the act or following the act, provided its articles of association authorize such indemnification:

●	a monetary liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount, or according to criteria, determined by the board of directors as reasonable under the circumstances. Such undertaking shall detail the foreseen events and amount or criteria mentioned above;

●	reasonable litigation expenses, including reasonable attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent (mens rea); and (2) in connection with a monetary sanction; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent (mens rea).

In addition, under the Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder, if and to the extent provided in the company’s articles of association:

●	a breach of a duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

●	a monetary liability imposed on the office holder in favor of a third party.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or penalty levied against the office holder.

Under the Companies Law, for the approval of exculpation, indemnification and insurance of office holders who are executive officers, directors and controlling shareholders.

The Registrant’s amended and restated articles of association permit it to exculpate, indemnify and insure its office holders to the fullest extent permitted under the Companies Law (other than indemnification for litigation expenses in connection with a monetary sanction).

The Registrant has entered into indemnification and exculpation agreements with each of its current office holders exculpating them from a breach of their duty of care to it to the fullest extent permitted by the Companies Law and undertaking to indemnify them to the fullest extent permitted by the Companies Law.

The Registrant is not aware of any pending or threatened litigation or proceeding involving any of its office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Item 8. Exhibits

Exhibit No.	Description

4.1	Amended and Restated Articles of Association of the Registrant(1)

4.2	Memorandum of Association of the Registrant as amended(2)

4.3	Amendment to Memorandum of Association of the Registrant(3)

4.4	Form of Certificate for Ordinary Shares(4)

5.1	Opinion of Horn & Co., Law Offices, Israeli legal counsel of the Registrant

23.1	Consent of Kesselman & Kesselman, Certified Public Accountants (Isr.), an independent registered public accounting firm, a member firm of PricewaterhouseCoopers International Limited.

23.2	Consent of Horn & Co, Law Offices (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1	Employee Share Ownership and Option Plan (2014) of the Registrant, and form of Capital Gains Option Agreement thereunder(5)

99.2	Vascular Biogenics Ltd. Inducement Plan (2022) of the Registrant and form of award agreements thereunder(6)

107	Filing Fee Table

(1)	Filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form F-1 (File No. 333-196584), filed previously with the Commission on September 30, 2014 and incorporated by reference herein.
(2)	Filed as Exhibit 3.3 to the Registrant’s Registration Statement on Form F-1 (File No. 333-196584), filed previously with the Commission on September 30, 2014 and incorporated by reference herein.
(3)	Filed as Exhibit 3.4 to the Registrant’s Registration Statement on Form F-1 (File No. 333-196584), filed previously with the Commission on September 30, 2014 and incorporated by reference herein.
(4)	Filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form F-1 (File No. 333-196584), filed previously with the Commission on July 29, 2014 and incorporated by reference herein.
(5)	Filed as Exhibit 10.17 to the Registrant’s Registration Statement on Form F-1 (File No. 333-196584), filed previously with the Commission on June 25, 2014 and incorporated by reference herein.
(6)	Filed as Exhibit 99.1 to the Registrant’s Current Report on Form 6-K (File No. 001-36581), filed previously with the Commission on February 15, 2022 and incorporated by reference herein.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Modi’in, Israel, on this 31st day of May, 2022.

Vascular Biogenics Ltd.

By:	/s/ Dror Harats
Dror Harats
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Vascular Biogenics Ltd., hereby severally constitute and appoint Dror Harats and Sam Backenroth, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Dror Harats	Chief Executive Officer and Director	May 31, 2022
Dror Harats	(Principal Executive Officer)

/s/ Sam Backenroth	Chief Financial Officer	May 31, 2022
Sam Backenroth	(Principal Financial Officer and Principal Accounting Officer)

/s/ Marc Kozin	Chairman, Non-Executive Director	May 31, 2022
Marc Kozin

/s/ Ruth Alon	Non-Executive Director	May 31, 2022
Ruth Alon

/s/ Shmuel Ben Zvi	Non-Executive Director	May 31, 2022
Shmuel Ben Zvi

/s/ Ron Cohen	Non-Executive Director	May 31, 2022
Ron Cohen

/s/ Alison Finger	Non-Executive Director	May 31, 2022
Alison FInger

/s/ David Hastings	Non-Executive Director	May 31, 2022
David Hastings

/s/ Michael Rice	Non-Executive Director	May 31, 2022
Michael Rice

/s/ Bennett M. Shapiro	Non-Executive Director	May 31, 2022
Bennett M. Shapiro

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of Vascular Biogenics Ltd. has signed this registration statement or amendment thereto on this 31st day of May, 2022.

VBL Inc.

By:	/s/ Sam Backenroth
Sam Backenroth
Chief Financial Officer